UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2005

ConocoPhillips

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32395 (Commission File Number)	01-0562944 (I.R.S. Employer Identification No.)

600 North Dairy Ashford
Houston, Texas 77079
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (281) 293-1000

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

     On February 4, 2005, our Board of Directors approved the following compensation arrangements:

Executive Officer Compensation

Annual Stock Option Awards

         The Compensation Committee of the Board of Directors approved stock option grants under the Company’s 2004 Omnibus Stock and Performance Incentive Plan for each of our named executive officers in the following amounts (each award has an exercise price of $95.66 and will vest in three equal annual installments beginning one year from the date of grant):

•	J.J. Mulva — 196,400 options
•	J.W. Nokes — 72,300 options
•	W.B. Berry — 72,300 options
•	J.A. Carrig — 52,300 options
•	J.E. Lowe — 35,100 options

ConocoPhillips Performance Share Program

         On February 4, 2005, the Compensation Committee of the Board of Directors approved Performance Period III (PSP III) under the Performance Share Program (the Program). The Program is administered by the Compensation Committee. The Program is designed to maximize medium- and long-term shareholder value by encouraging management team alignment with shareholders and the long-term commitment of key executives. This Program rewards medium-term performance against our peer group of companies. Under the Program, the Compensation Committee established a three-year performance period (January 1, 2005 through December 31, 2007) over which it compares ConocoPhillips’ total shareholder return and return on capital employed with the total shareholder return and return on capital employed for ConocoPhillips’ oil industry peers.

         In February 2003, the Compensation Committee established the first performance period under the Program (PSP I), for the performance period covering January 1, 2003, through December 31, 2005. In February 2004, the Compensation Committee established the second performance period under the Program (PSP II), for the performance period covering January 1, 2004, through December 31, 2006.

         Awards under each PSP are made in restricted stock or restricted stock units that will generally be forfeited if the employee is terminated before retirement at or after age 55 with at least five years of service with the company. Other events of non-forfeiture would include death, disability, and separation from service on account of layoff or after a change of control. Awards under PSP III are expected to be made in restricted stock units. Targets under the Program are based upon a guideline value for restricted stock units as a percent of salary that was established for each salary grade level of management, based on a competitive analysis of long-term compensation opportunities for persons holding comparable positions in the peer group companies. The guideline value takes into account a discount due to the length of the performance period and the expected period of restrictions thereafter. Each executive’s individual award is subject to adjustment up or down from the target by up to 200% or more based on a subjective evaluation of the individual’s performance and long-term potential, considering input from the CEO for each participant other than himself. The Committee has the right to approve partial payouts under the Program during a performance period evaluation of the individual’s long-term potential and performance, considering input from the Chairman and the CEO for each participant other than themselves.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

     On February 4, 2005, our Board of Directors approved amendments to our By-laws. The following summary of the amendments to the By-laws does not purport to be complete and is qualified in its entirety by reference to the full text of the amended By-laws filed as Exhibit 99.1 and incorporated by reference herein.

•	Article III, Section 1 was amended to extend the mandatory retirement age of our directors from age 70 to the date of the first annual shareholder meeting following a director attaining the age of 72.

•	Article IV, Sections 1, 2, 4, 5 and 12 were amended to reflect the fact that Mr. Dunham, our former Chairman, has retired and Mr. Mulva, the Company's current Chairman, President and Chief Executive Officer, has voluntarily terminated his Employment Agreement.

•	Article VIII, Section 1 was amended to provide indemnification rights to employees serving as a director, officer, employee or agent of another entity at the request of ConocoPhillips.

     A complete copy of our By-laws, as amended, are attached as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

     (c) Exhibits

99.1	—	By-Laws of ConocoPhillips, as amended on February 4, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONOCOPHILLIPS

February 10, 2005	/s/ Stephen F. Gates

Stephen F. Gates Senior Vice President and General Counsel

Index to Exhibits

Exhibit
Number		Description
99.1	—	By-Laws of ConocoPhillips, as amended on February 4, 2005.